EXHIBIT 10.1

                              THE BISYS GROUP, INC.

                            EXECUTIVE LOAN AGREEMENT

         This Executive Loan Agreement is entered into between _________________________ (the "Borrower") and The BISYS Group, Inc. (the "Company") as of September 9, 1999.
         1. I hereby acknowledge receipt from the Company of loan(s) in the principal amount(s) set forth on SCHEDULE A hereto under the heading "PRINCIPAL AMOUNT," the proceeds of which were applied to pay to the Company the exercise price of certain vested non-qualified stock options previously granted to me by the Company and to pay the applicable withholding taxes resulting from such exercise, all as more fully set forth on SCHEDULE A hereto. In consideration of such loans, as Borrower, I hereby agree and promise to pay to the order of the Company, or its assigns, each Principal Amount in accordance with the terms set forth in this Agreement.

         2. Each Principal Amount is fully payable by me not later than the date set forth on SCHEDULE A under the heading "PAYMENT DATE" and in the following circumstances is payable sooner. Each Principal Amount is fully payable the earlier of the Payment Date or one year from the date of my death or the termination of my employment with BISYS or with any of its subsidiaries due to my mental or physical disability. In addition, each Principal Amount is fully payable the earlier of the Payment Date or thirty days from the occurrence of any of the following:

                           (a) A receiver or trustee is appointed for me or my
                  property, or I file a petition in bankruptcy or for reorganization, make a general assignment for the benefit of creditors or I am adjudicated as bankrupt or a debtor under any insolvency law;

                           (b) My employment with the Company is terminated
                  under either of the following circumstances:

                                    (i) My voluntary resignation or equivalent
                              departure from the Company, other than by reason of a material detrimental change by the Company in the terms and conditions of my employment; or

                                    (ii) Termination by the Company for gross
                              negligence or wrongful conduct on my part in the performance of my duties or in my personal conduct, which I should have reasonably expected to result in detriment to the Company.

                           (c) Failure to deliver a certificate or certificates
                  representing the number of shares of Common Stock of the Company set forth on SCHEDULE A under the heading "PLEDGED SHARES" (the "Pledged Shares") as collateral for the repayment of the applicable Principal Amount and any interest accrued thereon, along with a duly-executed stock power, as provided in Section 8 of this Agreement.

         3. I may prepay the Principal Amount shown for each line item on SCHEDULE A in full or in part at any time, provided that any such partial payment is not less than $25,000 or, if less, the remaining balance of the applicable Principal Amount.

         4. I understand and agree that each Principal Amount owed by me pursuant to this Agreement is with full recourse against me and accordingly, if, following my default in the repayment of any Principal Amount (a "Default"), the Pledged Shares in respect of such Principal Amount are insufficient to satisfy the impaired Principal Amount, I shall be liable for any deficiency, and I further agree that the Company may apply any and all amounts otherwise payable to me by or on behalf of the Company in connection with my employment with the Company or any of its subsidiaries to satisfy any such deficiency.

         5. Each Principal Amount will bear interest at the annual rate set forth on SCHEDULE A for such Principal Amount under the heading "ANNUAL INTEREST RATE." Interest on each Principal Amount will be payable on each anniversary date of the date hereof.

         6. In the event of a Default, I shall owe interest from the date of Default at the rate of 9% per annum computed on the basis of a 365/366 day year for the actual number of days accruing from the date of Default until my repayment.

         7. As part of this Agreement, I pledge, deliver and grant as collateral for each Principal Amount the Pledged Shares set forth on SCHEDULE A in respect of such Principal Amount. The Pledged Shares represent, as of the date hereof, the lesser of (i) the total number of shares of Common Stock to be issued to me in respect of the exercise of the underlying stock option, or (ii) that number of shares of Common Stock with a "fair market value" (as defined herein below) representing 120% of the applicable Principal Amount. Such collateral shall include all proceeds of such Pledged Shares, and in all distributions of stock or property made with respect thereto by reason of any stock dividend, stock split, spin-off, merger or other recapitalization or similar event. I agree to deliver promptly to the Company any shares, stock or other property received by me as a result of such an event. Other than as set forth in the preceding sentence, I shall have no obligation to deliver additional shares of Common Stock or any other property to the Company as collateral for the repayment of any Principal Amount even in the event the fair market value of the Pledged Shares collateralizing such Principal Amount is, from time to time, less than such Principal Amount. In the event of a Default, the Company is authorized and empowered to apply such Pledged Shares as may be necessary, based on the then-current fair market value, as a reduction in any unpaid Principal Amount and any unpaid interest. In accordance with this collateral pledge, I have delivered to the Company one or more stock certificates evidencing the Pledged Shares of Common Stock, as well as a duly executed stock power. I retain all cash dividend and voting rights on the Pledged Shares unless there is a Default, in which case all such rights automatically shall transfer to the Company. Upon repayment in full of each Principal Amount and any outstanding interest thereon, the Company shall release to me all stock certificates, stock powers and other evidence representing my ownership of the Pledged Shares in respect of such Principal Amount. To the extent that I pre-pay any Principal Amount, the Company shall release to me that whole number of Pledged Shares (rounded down) in respect of such Principal Amount representing the fair market value of such Shares in excess of 120% of the remaining Principal Amount. For purposes hereof, the "fair market value" of a share of Common Stock shall be the closing price of a share of Common Stock as quoted on Nasdaq (or such other stock exchange or system on which the Common Stock may be listed or quoted for trading) on the last trading day preceding such repayment or pre-payment. The Board of Directors of the Company shall determine the fair market value of a share of Common Stock in the event the Common Stock is not listed or quoted on any public stock exchange or quotation system.

         9. Upon written request to the Company (attention Secretary), not more frequently than once per calendar quarter, the Company shall release from the collateral pledge for each Principal Amount and deliver to me one or more stock certificate(s) representing, as of the date of receipt of such request, that whole number of Pledged Shares (rounded down) representing the fair market value of the Pledged Shares in respect of each Principal Amount on an individual basis in excess of 120% of the remaining applicable Principal Amount(s).

         10. I shall reimburse the Company for any reasonable attorneys' fees and all other reasonable costs and expenses incurred by the Company in collecting any amounts owed by me under this Agreement.

         This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without reference to the principle of conflict of laws.

                                               Borrower:

                                               ----------------------------

                                               The BISYS Group, Inc.

                                               By:
                                                  ----------------------------
                                               Name/title:

                                       2